COMMUNITY CAPITAL TRUST

Plan in Accordance with Rule 18f-3

This Plan in Accordance with Rule 18f-3 (the “Plan”) has been adopted by the Board of Trustees of Community Capital Trust (formerly known as The Community Reinvestment Act Qualified Investment Fund) (the “Trust”) with respect to each class of shares of the series of the Trust known as The Community Reinvestment Act Qualified Investment Fund (the “Fund”). The Plan has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Each class of shares of the Fund will have the same relative rights and privileges and be subject to the same fees and expenses except as set forth below. In addition, extraordinary expenses attributable to one or more classes shall be borne by such classes. The Board of Trustees may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend the Plan accordingly without the approval of shareholders of any class.

CRA Shares

CRA Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the Fund’s CRA Shares prospectus. Non-bank holders of CRA Shares of the Fund may exchange their CRA Shares for Institutional Shares or Retail Shares of the Fund, provided that the value of the exchange meets the minimum purchase requirement set forth in the Fund’s Institutional Shares prospectus or Retail Shares prospectus, as applicable; or the Fund waives such minimum purchase requirement. CRA Shares are subject to fees under the Trust’s Distribution Plan adopted with respect to CRA Shares of the Fund, on the terms set forth in the Fund’s CRA Shares prospectus, but are not subject to fees under any Services Plan or any other Distribution Plan adopted by the Trust. In addition, CRA Shares are subject to fees pursuant to the Special Administrative Services Agreement between the Trust and Community Capital Management, Inc. pertaining to CRA Shares. Holders of CRA Shares have exclusive voting rights, if any, with respect to the Trust’s Distribution Plan adopted with respect to CRA Shares of the Fund. CRA Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s CRA Shares prospectus.

Institutional Shares

Institutional Shares are sold at net asset value per share without a sales charge and are sold subject to the minimum purchase requirements set forth in the Fund’s Institutional Shares prospectus. Holders of Institutional Shares of the Fund may exchange their Institutional Shares for Retail Shares of the Fund, provided that the value of the exchange meets the minimum purchase requirement set forth in the Fund’s Retail Shares prospectus or the Fund waives such minimum purchase requirement. Institutional Shares are not subject to any Distribution Plan or Services Plan adopted by the Trust. Institutional Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s Institutional Shares prospectus.

Retail Shares

Retail Shares are sold at net asset value per share without a sales charge and are sold subject to the minimum purchase requirements set forth in the Fund’s Retail Shares prospectus. Holders of Retail Shares of the Fund may exchange their Retail Shares for Institutional Shares of the Fund, provided that the value of the exchange meets the minimum purchase requirement set forth in the Fund’s Institutional Shares prospectus or the Fund waives such minimum purchase requirement. Retail Shares are subject to fees under the Trust’s Distribution Plan and Services Plan adopted with respect to Retail Shares of the Fund, on the terms set forth in the Fund’s Retail Shares prospectus, but are not subject to fees under any other Distribution Plan or Services Plan adopted by the Trust. Retail shareholders have exclusive voting rights, if any, with respect to the Trust’s Distribution Plan and Services Plan adopted with respect to Retail Shares of the Fund. Retail Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s Retail Shares prospectus.

Expense Allocation

Expenses that are treated as class expenses under the Plan will be borne by the Fund’s respective share classes. Fund expenses will be allocated daily to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Trustees.

Adopted: January 25, 2007

Revised: July 18, 2008, July 15, 2014, January 30, 2015, September 25, 2019